EXHIBIT 99



                       SURGICAL CARE AFFILIATES, INC.
                          401(K) RETIREMENT PLAN

                                 EXHIBIT A

                              TRUST AGREEMENT


                                  I N D E X


A R T I C L E        T I T L E                                     P A G E

I                    THE TRUST

                     1.01  The Trust                                  2

II                   CONTRIBUTIONS TO TRUSTEE

                     2.01  Contributions to Trustee                   3

III                  MANAGEMENT OF FUND

                     3.01  Investment Powers                          4
                     3.02  Transactions Involving Employer Stock      5
                     3.03  Directed Investment of Accounts            5
                     3.04  Liability of Trustee                       6
                     3.05  Court Actions                              6
                     3.06  Appointment of Investment Manager          6
                     3.07  Payments from Trust Fund                   7

IV                   FIDUCIARY RESPONSIBILITIES

                     4.01  Exclusive Benefit Rule                     8
                     4.02  Prudent Man Rule                           8
                     4.03  Prohibited  Transactions                   8
                     4.04  Conflict of Interest                       8
                     4.05  Foreign Investments                        9
                     4.06  Exemptions                                 9

V                    ACCOUNTING AND REPORTS

                     5.01  Accounts                                  10
                     5.02  Reports                                   10

VI                   PAYMENT OF BENEFITS

                     6.01  Payments                                  11
                     6.02  Direction of Committee                    11
                     6.03  Impossibility of Performance              11

VII                  EXPENSES

                     7.01  Expenses                                  12
                     7.02  Taxes                                     12

VIII                 CHANGE OF TRUSTEE

                     8.01  Resignation, Removal or                   13
                           Addition of Trustee

                     8.02  Transfer of Assets to a                   13
                           Successor Trustee or
                           Other Medium of Funding

IX                   AMENDMENT OR TERMINATION

                     9.01  Amendment or Termination                  14

X                    EXECUTION OF AGREEMENT                          15

  THIS AGREEMENT (the "Agreement"), entered into by and between Surgical Care Affiliates, Inc. (the "Sponsor"), a corporation with its principal place of business in Nashville, Tennessee and Third National Bank as Trustee (the "Trustee");

                      WITNESSETH THAT:

  WHEREAS, the Sponsor has adopted the Surgical Care Affiliates,
Inc. 401(k) Retirement Plan which is intended to qualify as a defined contribution plan under section 401(a) of the Internal Revenue Code and as a cash or deferred arrangement under section 401(k) of the Internal Revenue Code, for the exclusive benefit of Participants thereunder and their Beneficiaries; and
  WHEREAS, the Plan, of which this Trust Agreement forms an integral part, provides that investment of all contributions made to the Plan and all transactions thereunder shall be made under the terms of a trust agreement as it may be amended from time to time;
  NOW, THEREFORE, in consideration of the foregoing and of the further obligations and undertaking as hereinafter set forth, it is hereby agreed as follows:

                              A R T I C L E   I
                                 THE TRUST

     Section 1.01 The Trust. The Sponsor, in accordance with the terms of the Plan, hereby establishes this Trust, and whenever the word "Plan" is used herein, it shall be deemed to include this Agreement and the Trust established hereby. The Trust Fund (the "Fund") shall consist of such cash and other property as shall be paid or delivered from time to time to the Trustee, together with the earnings and profits thereon. The Fund shall be held, managed, and administered by the Trustee in trust without distinction between principal and income in accordance with the provisions of this Agreement. This Agreement shall be administered, construed and enforced according to the laws of the State of Tennessee.
     Defined terms, when used herein, shall have the same meaning as in the Plan except where the context requires a different meaning herein.

                             A R T I C L E   II
                         CONTRIBUTIONS TO TRUSTEE

     Section 2.01 Contributions to Trustee. Contributions shall be paid to the Trustee from time to time in accordance with the terms of the Plan. It shall be the duty of the Trustee to receive, hold, invest, reinvest and distribute the Fund in accordance with the provisions of this Agreement. The Trustee shall be under no duty to enforce payment of any contribution to the Fund and shall not be responsible for the adequacy of the Fund to meet and discharge any liabilities under the Plan.

                             A R T I C L E   III
                            MANAGEMENT OF FUND

     Section 3.01   Investment Powers.  The Trustee named
herein shall be responsible for the management of the Fund and the Trustee shall, except as otherwise limited and restricted by the provisions of this Agreement and of ERISA, be authorized and empowered as follows:
     (a) to invest and reinvest the principal and income of that portion of the Fund for which it has investment responsibility in its discretion in any and all stocks, bonds, notes, debentures, mortgages, trust certificates, insurance company contracts and in such other property, real or personal, investments and securities of any kind, class or character, whether income-producing or not, as the Trustee may deem suitable for the Trust, including savings accounts, time deposits and units of any common trust fund of the Trustee including the Plan of Special Investment Funds of Third National Bank in Nashville for Qualified Employee Benefit Trusts which are hereby incorporated by reference and made a part of this Agreement. Notwithstanding any other provisions of this Agreement, the Trustee may cause any part or all of the monies and assets of this Trust to be commingled with the monies and assets of trusts created by others, by causing such monies and assets to be invested as a part of any of the Investment Funds created by said Plan and the monies and assets of this Trust so added to any Investment Fund at any time shall be subject to all of the provisions of said Plan as it is amended from time to time;
     (b) to keep in its discretion such portion of the Fund for which it has investment responsibility in cash or cash balances as the Trustee may from time to time deem to be in the best interest of the Trust;
     (c) to sell, exchange, convey, transfer or otherwise dispose of any property held by it, by private contract or at public auction;
     (d) to vote or to refrain from voting upon any stocks, bonds or other securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options and to make any payments incidental thereto; to consent to or otherwise participate in corporate reorganizations or other changes affecting corporate securities and to delegate discretionary powers and to pay any assessments or charges in connection therewith, and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities or other property held in the Fund;
     (e) to make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;
     (f) to register any investment of the Fund in its own name or in the name of a nominee or nominees and to hold any investment in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Fund;
     (g) to employ suitable agents and counsel to perform various functions with respect to the operation of the Trust with notification to the Sponsor, and to pay their reasonable expenses and compensation.
     Section 3.02   Transactions Involving Employer Stock.
     (a)  The Trust shall be empowered to acquire and hold
"qualifying employer securities" as defined in section 407(d) of ERISA without limitation.
     (b) The Trust shall invest in Employer Stock to the extent so directed under Section 3.03 hereof subject to the availability of Employer Stock for purchase.
     (b) All purchases of Employer Stock shall be made at a price which, in the judgement of the Trustee, does not exceed the fair market value thereof as determined pursuant to Section 3.10 of the Plan.
     Section 3.03   Directed Investment of Accounts.  Pursuant to
Section 3.09 of the Plan, Participants may direct the Trustee as to the investment of their Individual Account balance in and among the investment funds made available by the Administrator and an Employer Stock Fund. Under this provision, Participants may, subject to a procedure established and applied in a uniform, nondiscriminatory manner, direct the Trustee in writing to invest their Individual Account (or a specified portion thereof) in the specific forms of investment permitted under the Plan; provided, however, that Plan assets may not be invested in "collectibles" as that term is defined in section 408(n)(2) of the Code or any tangible personal property specified by the U.S. Secretary of Treasury for purposes of this Code provision. The Trustee, in the course of acting upon the investment election of the Participants, shall be authorized to invest portions of the Fund in the investment funds so designated.
     Section 3.04   Liability of Trustee.
     (a) The Trustee shall be a "named fiduciary" under ERISA with respect to the Plan and shall control and manage the assets of the Plan to the extent and manner set forth in this Trust and according to the fiduciary responsibilities as set out in Article IV of this Trust; and, further, under the authority and discretion permitted by ERISA and subject to the limitations and restrictions imposed by ERISA. As governed by ERISA and the above stated
Trust provisions, the Trustee shall be liable for its failure to carry out the terms of this Agreement, or any instructions of the Sponsor or its agent, or any Participant, issued in accordance with this Agreement.
The Trustee shall not be responsible for relying upon advice given by any competent counsel or other agent employed by the Trustee or Sponsor, or for the making, retention, or sale of any investment or reinvestment made by it or for any loss to or diminution of the Fund, except due to its own negligence, willful misconduct, lack of good faith, or conduct otherwise constituting a breach of fiduciary duty.
     (b) The Trustee shall not be liable for acts or omissions of another trustee (or other fiduciary under ERISA with respect to the Plan) unless (i) the Trustee knowingly participates in, or knowingly attempts to conceal the act or omission of the other trustee (or fiduciary) and the Trustee knows the act or omission is a breach of a fiduciary responsibility of the other trustee (or fiduciary), or (ii) the Trustee has knowledge of a breach of fiduciary responsibility by the other trustee (or fiduciary) and does not make reasonable efforts to remedy this breach, or (iii) the Trustee's breach of its own fiduciary responsibility permits the other trustee (or fiduciary) to commit the breach. Except as set forth in the preceding sentence, the Trustee shall not be liable for the acts or omissions of an Investment Manager appointed pursuant to Section 3.06 hereof.
     Section 3.05 Court Actions. The Trustee shall not be required to receive any order or consent of any court as a prerequisite to taking any action hereunder, or to file any court return or to report to any court.
     Section 3.06   Appointment of Investment Manager.  The
Sponsor may employ an Investment Manager to manage the investment and reinvestment of assets held in the Fund or terminate an Investment Manager so employed. As used herein, "Investment
Manager" shall mean any person, whether natural or legal, which is registered as an investment adviser under the Investment Advisers
Act of 1940, which has acknowledged in writing that it is a Fiduciary with respect to the Plan, and whose extent of authority and responsibility with respect to Fund investments has been identified by written agreement with the Trustee. Such authority and responsibility may extend to the making, acquisition, retention, sale or other disposition of Fund investments to the same extent that the Trustee is otherwise authorized and empowered under the terms of this agreement.
     Notwithstanding any other provision of this Agreement, if such Investment Manager is employed in accordance with this Section, the Trustee shall not have any discretionary authority or responsibility with respect to the making, retention or disposition of any investments or reinvestments of the Fund to the extent that such authority and responsibility has been given to such Investment
Manager, but rather shall act upon and pursuant to the prudent direction of the Investment Manager.
     The Investment Manager may resign at any time by giving sixty
(60) days written notice to the Sponsor. The Investment Manager can be removed by the Sponsor upon sixty (60) days prior written notice to such Investment Manager or the Investment Manager may be removed by the Sponsor at any time due to malfeasance on the part of the Investment Manager. The Sponsor may designate and appoint a successor to any such Investment Manager, or an additional Investment Manager, which successor, or additional
Investment Manager, shall be bound by the provisions of this Agreement and shall become a party hereto when written acceptance of said appointment has been received by the Sponsor.
     Section 3.07 Payments from Trust Fund. The Trustee shall from time to time make payments out of the Trust Fund to such persons, in such manner, in such amounts and for such purpose as may be directed by the Plan Administrator and, upon any such payment being made, the amount thereof shall no longer constitute a part of the Trust Fund. The Trustee shall not be responsible for the adequacy of the Trust Fund to meet and discharge any and all liabilities under the Plan.

                             A R T I C L E   IV
                        FIDUCIARY RESPONSIBILITIES

     Section 4.01 Exclusive Benefit Rule. Subject to applicable provisions of the Plan regarding contributions made under a mistake of fact, contributions which are disallowed as a deduction under section 404 of the Code, and contributions conditioned upon Internal Revenue Service qualification of the Plan, it shall be impossible for any part of the corpus or income of the Fund to be used for, or diverted to, purposes other than for the exclusive benefit of Participants and Beneficiaries, and the Trustee and the Administrator shall discharge their respective duties under the Plan solely in the interest of Participants and Beneficiaries and for the exclusive purpose of providing benefits to Participants and their Beneficiaries and of defraying reasonable expenses of administering the Plan.
     Section 4.02 Prudent Man Rule. In discharging its duties, the Trustee shall act with the skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims as follows:
     (a) by diversifying the investments of the Trust so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and
     (b) in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of ERISA.
     Section 4.03 Prohibited Transactions. The Trustee shall not cause the Plan to engage in any transaction if it knows or should know that such transaction constitutes, directly or indirectly, a prohibited transaction under ERISA.
     Section 4.04 Conflict of Interest. The Trustee shall not engage in the following:
     (a) dealing with the assets of the Plan in its own interest or for its own account;
     (b) in its individual or in any other capacity, acting in any transaction involving the Plan or on behalf of a party (or representing a party) where interests are adverse to the interest of the Plan or the interest of its Participants or Beneficiaries; or
     (c) receiving any consideration for its own account from any party dealing with the Plan in connection with a transaction involving the assets of the Plan.
     Notwithstanding the foregoing, however, nothing in this Section shall be construed to preclude the Trustee from receiving reimbursement of expenses properly and actually incurred in the performance of its duties under the Plan.
     Section 4.05 Foreign Investments. Except as authorized by regulations issued by the Secretary of Labor, the Trustee shall not maintain the indicia of ownership of any Plan assets outside the jurisdiction of the District Courts of the United States.
     Section 4.06 Exemptions. Nothing in this Article shall be construed to preclude a transaction which is otherwise prohibited hereunder or under ERISA, provided that the Trustee, or any other interested party or parties, shall first apply to, and secure from, the Secretary of Labor an exemption with respect to such transaction.

                              A R T I C L E   V
                          ACCOUNTING AND REPORTS

     Section 5.01 Accounts. The Trustee shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated in writing by the Administrator. The
Fund may, at the Trustee's discretion, be administered on a unit accounting basis and the value of a unit on the date of execution of the Trust shall be as determined by the Trustee.
     Section 5.02 Reports. Annually, or more frequently if determined by the Trustee, required by law or requested by the Administrator, the Trustee shall cause a valuation to be made of the Fund at its fair market value. Within one hundred twenty (120) days after the end of the Plan Year (or on such other date as may be prescribed under regulations of the Secretary of Labor) and at the time of each valuation during the Plan Year, the Trustee shall file with the Administrator and certify the accuracy of a written statement setting forth, for the valuation period, all investments, receipts, disbursements, and such other information as the Trustee maintains which the Administrator may require from time to time in order to fulfill its obligations under applicable law. Upon the expiration of one hundred eighty (180) days from the date of filing of the statement as provided herein, the Trustee's liability for any inaccuracies or omissions appearing upon the face of such statement shall cease, except as otherwise may be provided by law and except with respect to any inaccuracies or omissions as to which the Administrator shall file with the Trustee written objection before the expiration of such one hundred eighty (180)-day period.
     To the extent consistent with applicable law, each transaction, whether an increase or a decrease to the Fund, may be expressed in terms of a number of units computed on the basis of the unit value determined on the preceding valuation date. In the event that transactions are reported in this manner, the Trustee shall state, in addition to such other information as is required by law, the number of units in the Trust and the value of a unit on the date of the statement.

                             A R T I C L E   VI
                            PAYMENT OF BENEFITS

     Section 6.01 Payments. The Trustee shall make payments from the Fund to such persons, in such manner and in such amounts as the Administrator may direct in writing from time to time. The Trustee shall be fully protected in acting upon any such written direction without inquiry or investigation, and shall have no duty or authority to determine the rights or benefits of any Participant or Beneficiary under the Plan, or to inquire into the right or power of the Administrator to direct any payment from the Fund. The
Administrator may give directions by drafts or other orders drawn on the Trust and signed by such person or persons as the Administrator may authorize in writing from time to time.
     Section 6.02 Direction of Committee. The Trustee shall be fully protected in relying upon the written certification of the Administrator as to the membership and extent of authority of any committee duly authorized to act on its behalf and in continuing to rely thereon until subsequent certification is filed with the Trustee. The Trustee shall be fully protected in relying and acting upon any written direction of such committee whose membership and authority have been certified to the Trustee, and in continuing to so act and rely until subsequent certification that said authority has been revoked or modified has been filed with the Trustee.
     Section 6.03 Impossibility of Performance. In case it becomes impossible for the Trustee to perform any act under the Plan, that act shall be performed which in the judgment of the Trustee or the Sponsor, respectively, will most nearly carry out the intent and purpose of the Plan. All parties to this Agreement or all parties in any way interested in the Plan shall be bound by any acts performed under such conditions.

                             A R T I C L E   VII
                                 EXPENSES

     Section 7.01   Expenses.  The expenses incurred by the
Sponsor in the administration or revision of the Plan shall be paid from the Fund, unless paid directly by the Sponsor. Such compensation to the Trustee as may be agreed upon in writing from time to time between the Sponsor and the Trustee and the expenses incurred by the Trustee in the performance of its duties, including professional fees of any person, firm or agent employed by the Trustee to carry out the investment, management or administrative functions hereunder, shall be paid from the Fund, unless paid directly by the Sponsor.
     Section 7.02 Taxes. The Trustee shall pay out of the Fund taxes of any and all kinds including, without limitation, property taxes and income taxes levied or assessed under existing or future laws upon or with respect to the Trust, or any monies, securities or other property forming a part thereof, or the income therefrom, subject to the terms of any agreements or contracts made with respect to trust investments which make other provision for such tax payments. The Trustee may assume that any taxes assessed on or with respect to the Trust or its income are lawfully assessed unless the Sponsor shall in writing advise the Trustee that in the opinion of counsel for the Sponsor such taxes are or may be unlawfully assessed. In the event that the Sponsor shall so advise the Trustee, the Trustee will, if so requested in writing by the Sponsor, contest the validity of such taxes in any manner deemed appropriate by the Sponsor or its counsel, in which event the Trustee agrees to execute all documents, instruments, claims and petitions necessary or advisable in the opinion of the Sponsor or its counsel for the refund, abatement, reduction or elimination of any such taxes.

                            A R T I C L E   VIII
                             CHANGE OF TRUSTEE

     Section 8.01   Resignation, Removal or Addition of Trustee.
The Trustee may resign at any time by giving sixty (60) days written notice to the Sponsor, and the Trustee can be removed by the Sponsor upon sixty (60) days prior written notice to the Trustee. The Sponsor may designate and appoint a successor to any such Trustee, or an additional trustee, which successor, or additional trustee, shall be bound by the provisions of this Agreement and shall become a party hereto when written acceptance of said appointment has been received by the Sponsor. If the Trustee has resigned or has been removed, and if the Plan is to be continued, the Sponsor shall designate a successor trustee, trustees or other medium of funding pursuant to an agreement executed for such purpose. If the Sponsor does not so designate such successor trustee, trustees or medium of funding within sixty (60) days, the Trustee may apply to a court of competent jurisdiction for purposes of securing the designation of same. Upon the removal or resignation of the Trustee or the addition of a new trustee, the Sponsor shall cause a reconciliation of all Trust assets to be made and a certification shall be provided to all trustees that such assets are complete and represent all assets of the Trust.
     Section 8.02   Transfer of Assets to a Successor Trustee or
Other Medium of Funding. In the event the Sponsor wishes to continue the Plan through a successor trustee or through another medium of funding, it may, upon thirty (30) days written notice and upon furnishing evidence of the continuation of the Plan through a successor trustee, trustees or medium of funding, direct the Trustee to transfer the assets of this Trust to said successor trustee, trustees or medium of funding in which event the Trustee shall deliver in cash or in kind the assets of this Trust, including such instruments of conveyance and further assurance as may be reasonably required for vesting in such successor trustee, trustees or other medium of funding all right, title and interest of the Trustee in the Fund. The transfer of assets under the circumstances above shall not, within itself, be deemed a termination of the Plan, or a cessation of Employer Contributions to the Plan. Upon the transfer to a successor trustee or other medium of funding, the Sponsor shall cause a reconciliation of all Trust assets to be made and a certification shall be provided to all trustees that such assets are complete and represent all assets of the Trust.

                             A R T I C L E   IX
                         AMENDMENT OR TERMINATION

     Section 9.01   Amendment or Termination.  The
Administrator reserves the right at any time and from time to time to amend, in whole or in part, any or all of the provisions of this Agreement by written instrument signed by the Administrator and delivered to and acknowledged by the Trustee, provided that no amendment which affects the rights, duties or responsibilities of the Trustee may be made without its written consent, and provided further that no amendment shall authorize or permit any part of the corpus or income of the Fund to be used for, or diverted to, purposes other than for the exclusive benefit of Participants and their Beneficiaries.
     The Sponsor may at any time deliver written notice to the Trustee that this Agreement is to be terminated. Upon receipt of such notice, the Trustee shall within a reasonable time distribute the Fund in accordance with the written directions of the Sponsor. Following such distribution, this Trust shall terminate.

                              A R T I C L E   X
                          EXECUTION OF AGREEMENT

     This Agreement may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.
     IN WITNESS WHEREOF, the Sponsor and the Trustee have each caused this Agreement to be duly executed as of the 30th day of June, 1994.

                                       SURGICAL CARE AFFILIATES, INC.

Attest:
                                       By: /s/ Tarpley B. Jones
                                       Title: Senior Vice President


                                       THIRD NATIONAL BANK

Attest:/s/J. Buist Richardson, III

                                       By: /s/Robert G. Mayer
                                       Title: Vice President